PAGE 1
American Centurion                    P.O. Box 5555
Life Assurance Company                Albany, New York 12205-0555
An American Express Company


GROUP DEFERRED ANNUITY CERTIFICATE


- Flexible purchase payments.
- Optional fixed dollar or variable accumulation values.
- Fixed dollar annuity payments to begin on the annuity start date.
- This certificate is nonparticipating.


Annuitant:          John Doe      Certificate Date:   April 1, 1995

Certificate Number: 9910-1234567  Annuity Start Date: April 1, 2015


This annuity certificate summarized the provisions of the Group Deferred Annuity Contract specified on the enrollment application. It does not amend or modify any of the provisions of the Group Contract. The Group Contract may be inspected by the certificate owner or annuitant at the Contractholder's office during office hours.

If the annuitant is living on the Annuity Start Date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of the group contract.

We issue this certificate in consideration of your enrollment application and the initial purchase payment.

Signed for and issued by American Centurion Life Assurance Company in Albany, New York, as of the certificate date shown above.

ACCUMULATION VALUES, WHEN BASED ON THE INVESTMENT RESULTS OF THE
VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED
DOLLAR AMOUNT.  SEE PAGE 9 FOR VARIABLE PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CERTIFICATE FOR 10 DAYS
If for any reason the contractholder is not satisfied with this certificate, return it to us or our representative within 10 days after you receive it. We will then cancel this certificate. Upon such cancellation we will refund the greater of: (1) your purchase payment without investment earnings, or (2) your certificate value plus any premium tax charges paid. This certificate will then be considered void from its start.

President

/s/ Stuart Sedlacek

Secretary

Form 38503-IRA-NY                                             10/95

PAGE 2
GUIDE TO CERTIFICATE PROVISIONS

Definitions
Important words and meanings/Page 3

General Provisions
Entire contract; Incontestability; Benefits based upon incorrect data; State Laws; Federal Laws; Reports to owner; Evidence of survival; Protection of proceeds; Payments by us; Voting rights;
Nonparticipating/Page 4

Ownership and Beneficiary
Owner rights; Change of ownership; Beneficiary; Change of Beneficiary/Page 5

Payments to Beneficiary
Describes options and amounts payable upon death/Page 6

Purchase Payments
Purchase payments amounts and intervals; Payment limits; Allocation of purchase payments/Page 7

Certificate Value
Describes the fixed and variable account certificate values;
Transfers of certificate values; Certificate administrative charge; Premium taxes/Page 8

Fixed and Variable Accounts
Describes the variable accounts and subaccounts, accumulation units and values; Net investment factor; Mortality and expense risk charge; Annuity unit value/Page 9

Surrender Provisions
Surrender of the certificate for its surrender value; Rules for surrender/Page 11

Annuity Provisions
When annuity payments begin; Different ways to receive annuity payments; Determination of payment amounts/Page 12

Table of Settlement Rates
Tables showing the fixed annuity payments for the various payment plans/Page 13

PAGE 3
                         CERTIFICATE DATA

Annuitant:          John Doe      Certificate Date:   April 1, 1995

Certificate Number: 9910-1234567  Annuity Start Date: April 1, 2015

Certificate Owner:  John Doe

                GROUP DEFERRED ANNUITY CERTIFICATE

Upon issuance of this certificate your purchase payments have been scheduled to be paid as shown below. You may change the amount and frequency as provided in this certificate. Refer to the purchase payments provision on Page 7.

            Amount Submitted With Application:     $100
            Scheduled Purchase Payment:
                            Annual Amount:         $1,200

       FIXED ACCOUNT AND VARIABLE ACCOUNT INVESTMENT OPTIONS

       Variable
       Subaccounts             Mutual Fund

          DCR                  IDS Life Capital Resource Fund
          DSI                  IDS Life Special Income Fund
          DMS                  IDS Life Moneyshare Fund
          DMG                  IDS Life Managed Fund
          DIE                  IDS Life International Equity Fund
          DAG                  IDS Life Aggressive Growth Fund
          DII                  INVESCO VIF Industrial Income

       Fixed Account:

SURRENDER CHARGE:    None

CERTIFICATE ADMINISTRATIVE CHARGE: $30 per year. Charge is currently waived if purchase payments less withdrawals are equal to or greater than $10,000. We reserve the right to apply the charge to all certificates regardless of purchase payments made. We also reserve the right to increase the charge to not more than $50 per year. See page 8.

PURCHASE PAYMENT LIMITS:

Maximum Purchase Payments Permitted Subject to IRA Limits:

Maximum                           Minimum

1st certificate year: $1,000,000  Additional Purchase Payment: $100

Each certificate year
thereafter:           $   50,000

Annuitant:            John Doe    Certificate Number:  9910-1234567

PAGE 4
                           Fixed Account

   Table of Guaranteed Minimum Certificate and Surrender Values

        Guaranteed Interest Rate:  3% Annual Effective Rate

The following table shows the guaranteed minimum fixed account certificate and surrender values based on these assumptions: (1) $100 purchase payments are received and allocated 100% to the fixed account at the beginning of each month; (2) There have been no surrenders; (3) There are no premium tax charges. This table reflects the $30 annual certificate administrative charge (waived when purchase payments equals or exceeds $10,000). If purchase payments are otherwise paid or allocated or if there are surrenders, or premium tax charges, the values below will be adjusted in accordance with the provisions of this certificate.

                 Guaranteed         Guaranteed                       Guaranteed         Guaranteed
   End of         Minimum            Minimum           End of         Minimum            Minimum
Certificate    Fixed Account      Fixed Account      Certificate    Fixed Account      Fixed Account
    Year      Certificate Value  Surrender Value        Year       Certificate Value  Surrender Value
      1           $1,189.41         $1,189.41            11            $15,359.25        $15,359.25
      2            2,414.51          2,414.51            12             17,039.44         17,039.44
      3            3,676.35          3,676.35            13             18,770.04         18,770.04
      4            4,976.06          4,976.06            14             20,552.55         20,552.55
      5            6,314.75          6,314.75            15             22,388.54         22,388.54

      6            7,693.60          7,693.60            16             24,279.61         24,279.61
      7            9,113.82          9,113.82            17             26,227.41         26,227.41
      8           10,606.65         10,606.65            18             28,233.64         28,233.64
      9           12,144.26         12,144.26            19             30,300.06         30,300.06
     10           13,728.00         13,728.00            20             32,428.48         32,428.48

Variable account certificate and surrender values are not guaranteed. Information concerning certificate and surrender values will be provided to you at any time upon written request.

As of the date this certificate was issued, any amounts allocated to the fixed account will earn interest, for the first year, at the rate of 4.00% compounded annually. If a new rate is declared, it will apply to amounts paid or allocated to the fixed account after the new rate is effective.

PAGE 5
Annuitant:      John Doe        Certificate Number:   9910-1234567

                Paid-Up Fixed Dollar Annuity Table

The table below shows the guaranteed monthly fixed dollar annuity payment (based on annuity payment Plan B of 10 years certain and life) if monthly purchase payments are paid for the number of years indicated and then left to accumulate to the assumed retirement date.* The amounts shown are based on the following assumptions:
(1) $100 monthly purchase payments are received by the company at the beginning of each certificate month and allocated to the fixed account; and (2) there have been no surrenders or premium tax charges. Otherwise, the amounts below will be adjusted in accordance with the provisions of this certificate.

* Assumed retirement date is equal to the later of: (1) the annuitant's age 65 certificate anniversary; or (2) the 10th certificate anniversary; but in no event later than the annuitant's age 75 certificate anniversary.

                    Monthly Fixed                          Monthly Fixed
   Number of        Dollar Annuity        Number of        Dollar Annuity
Years Purchase    Payment at Assumed    Years Purchase   Payment at Assumed
Payments Made         Start Date        Payments Made        Start Date
      1                $ 6.97                11                $ 129.81
      2                 20.42                12                  139.82
      3                 33.47                13                  149.53
      4                 46.60                14                  158.97
      5                 60.11                15                  168.12

      6                 73.32                16                  177.01
      7                 85.89                17                  185.64
      8                 97.96                18                  194.02
      9                108.89                19                  202.16
     10                119.51                20                  210.06

                                             25                  246.23
                                             30                  277.44

If purchase payments are paid to the assumed retirement date, the guaranteed fixed account certificate value at such date will be $57,560.35 and the guaranteed monthly fixed dollar annuity payment will be $277.44.

PAGE 6
DEFINITIONS

The following words are used often in this certificate. When we use these words, this is what we mean:

annuitant
The person or persons on whose life monthly annuity payments depend.

you, your
The owner of a certificate. The owner may be someone other than the annuitant. The owner may be changed as provided in this certificate.

we, our, us
American Centurion Life Assurance Company

accumulation unit
An accumulation unit is an accounting unit of measure. It is used to calculate the certificate value prior to the Annuity Start Date.

certificate date
It is the date from which certificate anniversaries, certificate years, certificate months are determined. Your certificate date shown under Certificate Data.

certificate anniversary
The same day and month as the certificate date each year that the certificate remains in force.

annuity start date
The date shown under Certificate Data on which annuity payments are to begin. This date may be changed as provided in this certificate. You will be notified prior to the annuity start date in order to select an appropriate annuity payment plan.

settlement
The application of the certificate value of this certificate to under an Annuity Payments Plan to provide annuity payments.

valuation date
A valuation date is each day the New York Stock Exchange is open for trading.

valuation period
A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

fixed account
The fixed account is made up of all our assets other than those in any separate account.

written request
A request in writing signed by you and delivered to us at our home office.

PAGE 7
subaccounts
The portfolios of the Variable Account. The subaccounts available on the certificate date are named under Certificate Data.

certificate value
The sum of the Fixed Account Certificate Value (which receives a declared interest rate) and the Variable Account Certificate Value (which varies with the investment performance of the elected subaccounts) for this certificate.

PAGE 8
GENERAL PROVISIONS

General information about the contract and certificate.


Entire Contract
The entire contract consists of: The group contract form and the application which is attached to the Group Contract; and the enrollment application.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under the contract. That person must do so in writing. None of our representatives or other persons has the authority to change or waive any of our rights or requirements under the contract.

Incontestable
This certificate is incontestable from its date of issue.

Benefits Based on Incorrect Data
If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will immediately be paid in a single sum with an interest credit of 6% per annum. Any overpayments made by us will be subtracted from the future payments together with an interest charge of 6% per annum.

State Laws
This certificate is governed by the law of the state in which it is delivered and by the state in which the Group Contract is delivered to the group contractholder. Any paid-up annuity, cash surrender or death benefit is not less than the minimum benefit required by any statute of such state. The values and benefits of this contract are at least equal to those required by such state.

Federal Laws
This certificate is intended to qualify as an annuity certificate for Federal income tax purposes. To that end, the provisions of this contract and certificate are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to amend the contract and certificate to reflect any clarifications that may be needed or is appropriate to maintain such qualification or to conform them to any applicable changes in the tax qualification requirements. We will obtain the approval of the State of New York and any other regulatory authority for the modifications. We will provide you with notice and copy of any such modifications, approved for use in the state of jurisdiction, and an explanation of their effect upon your certificate. You may reject the modifications by writing to us.

Reports to Owner
At least once a year we will send you a statement showing the certificate value and the cash surrender value of this certificate. This statement will be based on any laws or regulations that apply to certificates of this type.

PAGE 9
Evidence of Survival
Where any payments under a certificate depend on the recipient or annuitant being alive on a certain date, proof that such condition has been met may be required by us. Such proof may be required prior to making payments.

Protection of Proceeds
Payments under this certificate are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Payments By Us
All sums payable by us are payable at our home office. Any surrender payment based on the variable account certificate value shall be payable only from the variable accounts.

Voting Rights
As long as federal law requires, we will give certain voting rights to certificate owners. As certificate owner, if you have voting rights we will send a notice to you telling you the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes you get.

Nonparticipating
The contract and certificate do not participate in the profits or surplus of the company.

PAGE 10
                     OWNERSHIP AND BENEFICIARY

This section describes information about the certificate owner and beneficiary.

Owner's Rights
As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in the certificate or allowed by us. These include the right to:

-      Name or change the beneficiary.

-      Withdraw money from the contract.

- Select an annuity payment plan and specify the annuity start date;

- Receive the income payments if an annuity payment plan is started.

- Name or change the person who is to receive payments if an annuity plan is chosen.

-      Cancel the certificate and receive its value.

These rights are more fully described below and on the following pages.


Change of Ownership (Restricted)
Your right to change the ownership of this contract is restricted. This contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than as may be required or permitted under Section 408 or the Internal Revenue Code of 1986, as amended. Your interest in this contract may be transferred to your former spouse, if any, under a divorse decree or a written instrument incident to such divorce.

Beneficiary
Beneficiaries are those you name, in a form satisfactory to us, to receive benefits of this certificate if you or the annuitant die while this certificate is in force.

Unless you have provided otherwise, only those beneficiaries who are living on the date of death may share in the benefits, if any. If no beneficiary is then living, we will pay the benefits to you, if living, otherwise to the your estate.

Change of Beneficiary
You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is received by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the receipt.

PAGE 11
PAYMENTS TO BENEFICIARY

This section of the certificate describes what happens and what is payable after the death of the owner or annuitant.

Death Benefit Before the Annuity Start Date
If the annuitant or owner dies before the annuity start date while this certificate is in force we will pay to the beneficiary the greater of:

1.     the certificate value; or

2.     the purchase payments paid less any amounts surrendered.

The above amount will be payable in a lump sum upon the receipt of due proof of death of the annuitant or owner, whichever first occurs. The beneficiary may elect to receive payment anytime within 5 years after the date of death.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2. payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life of the beneficiary, or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity
Provisions section shall apply to the beneficiary.

Any amounts payable or applied by us as described in this section will be based on the certificate value as of the valuation date on or next following the date on which due proof of death is received at our home office.

Spouse Option to Continue Certificate Upon Owner's Death
If the owner's death occurs prior to the annuity start date, the owner's spouse, if designated as sole beneficiary, may elect in writing to forego receipt of the death benefit and instead continue this certificate in force as owner. The election by the spouse must be made within 60 days after we receive due proof of death.

Death Benefit After the Annuity Start Date
If the annuitant or owner dies after the annuity start date, the amount payable, if any, will be as provided in the Annuity Payment Plan then in effect.

PAGE 12
                         PURCHASE PAYMENTS

This section describes the rules about how you can make payments into the certificate.

Purchase Payments
Purchase payments are the payments you make for this certificate and the benefits it provides. Purchase payments must be paid or mailed to us at our home office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments. Upon payment to us, purchase payments become our property.

Net purchase payments are that part of your purchase payment applied to the certificate value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

Amount and Intervals
Purchase payments may be paid in a single sum or in installments until the earlier of: (1) the date the certificate terminated by surrender or otherwise; or (2) the date on which annuity payments begin.

Subject to the Payment Limits Provision you may: (1) stop and/or restart purchase payments; or (2) increase or decrease the amount of purchase payments; or (3) change the interval of your purchase payments.

Payment Limits Provision
Maximum Purchase Payments - The maximum purchase payments for a certificate in the first or later certificate years may not exceed the amounts shown under Certificate Data.

Minimum Purchase Payments - The minimum initial purchase payment is $1,000 unless you establish a bank authorization of at least $100 per month which on an annualized basis equals $1,200.

In addition, except as provided in this paragraph, the total purchase payments for any taxable year may not exceed $2,000, or $2,250 in the event of a non-working spouse. In the case of a rollover contribution described in Sections 402(a)(5), 402(a)(7), 403(a)(4), 403(b)(8) or, 408(d)(3), of the Internal Revenue Code of 1986, as amended, there is no limit on the amount of your purchase payment. All purchase payments must be made in cash. If you die before your entire interest in this certificate has been distributed to you, and your beneficiary is other than your surviving spouse, no additional purchase payments will be accepted from your beneficiary under this certificate.

We also reserve the right to cancel this certificate if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 36 months; and
(2) less than $1,000 in purchase payments have been paid under the certificate. In this event we will give you 30 days written notice of our intent to cancel this certificate. Upon such cancellation we will pay you the contract value in one sum. The certificate will then terminate.

PAGE 13
Allocation of Purchase Payments
You may allocate your purchase payments to the fixed account and among one or more of the variable subaccounts. Your choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%.

The entire portion of any net purchase payment that you allocate to the Variable Subaccounts will be invested in the Moneyshare subaccount until the estimated end of the "Right to Examine the Certificate" period. The certificate value in the Moneyshare subaccount will then be transferred to the subaccounts you elected on the enrollment application.

The entire portion of any net purchase payment that you allocate to the Fixed Account will be invested in the Fixed Account when received.

Additional net purchase payments received after the "Right to Examine the Certificate" period will be allocated to the Fixed Account and the Variable Subaccounts as you elected on the enrollment application unless you elect a different allocation. By written request, or by another method agreed to by us, you may change your purchase payment allocations.

The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue the certificate. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our home office.

PAGE 14
                         CERTIFICATE VALUE

This section explains the main parts of the certificate that determine its value and charges that may apply.

Certificate Value
The certificate value at any time is the sum of:  (1) the Fixed
Account Certificate Value; and (2) the Variable Account Certificate
Value.

If: (1) part or all of the certificate value is surrendered; or
(2) charges described herein are made against the certificate value; then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. For surrenders, deductions will be made from the fixed or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion that your interest in each bears to the total certificate value.

Fixed Account Certificate Value
The fixed account certificate value at any time will be: (1) the sum of all amounts credited to the fixed account under this certificate; less (2) any amounts deducted for charges or surrenders.

We will credit interest to the fixed account certificate value. Interest will begin to accrue on the date the purchase payments which are received in our home office become available to us for use. Such interest will be credited at rates we determine from time to time. However, we guarantee that the rate will not be less than the Guaranteed Interest Rate shown under Certificate Data.

Variable Account Certificate Value
The variable account certificate value at any time will be: (1) the sum of the value of all variable subaccount accumulation units under this contract resulting from purchase payments so allocated, or transfers among the variable and fixed accounts; less (2) any units deducted for charges or surrenders.

Transfers of Certificate Values
While this certificate is in force prior to the annuity start date, transfer of certificate values may be made as outlined below:

-      between the variable subaccounts; or
-      from the variable subaccount(s) to the fixed account; or
-      from the fixed account to the variable subaccount(s).
- The minimum transfer amount is $100, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures.

You may make a transfer by written request. Transfer requests may also be made according to automated transfer procedures that are then currently in effect, if any. If you make 12 transfer requests in a certificate year we charge $25 for each additional request. This transfer privilege may be suspended or modified by us at any time.

PAGE 15
Certificate Administrative Charge
We charge a fee for establishing and maintaining our records for this certificate. The charge is $30 per year and is deducted from the certificate value at the end of each certificate year prior to the annuity start date. We currently waive this charge if total purchase payments, less any withdrawals, equal at least $10,000. The charge does not apply after the annuity start date. Although we do not now intend to charge more than $30 per year, we reserve the right to increase this annual charge to up to $50 if warranted by the expenses we incur. We also reserve the right to assess this charge, prior to the annuity start date against all certificate regardless of the amount of purchase payments you have made.

Premium Tax Charges
If a premium tax is imposed by any taxing authority, we reserve the right to deduct the amount of the tax from your purchase payments when they are received or from the certificate value either at the time of surrender or when you elect an annuity payment plan.

PAGE 16
                    FIXED AND VARIABLE ACCOUNT

This section provides detailed information about the variable account, accumulation units of the variable subaccounts and how they are valued.

The Fixed Account
The fixed account is our general account. It is made up of all our assets other than (1) those in the variable accounts; and (2) those in any other segregated asset account.

The Variable Account
The variable account is a separate investment account of ours. It consists of several subaccounts which are named under Certificate Data. We have allocated a part of our assets for this and other similar certificates and contracts to the variable subaccounts. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account
Purchase payments applied to the variable subaccount will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that account under Certificate Data or as later added or changed.

We may change the portfolios from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. If any of these situations occur, we would have the right to substitute funds other than those shown under Certificate Data. We may also add additional subaccounts investing in other funds.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where this certificate is delivered.

Valuation of Assets
Portfolio shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units
The company will credit net purchase payments and amounts of variable subaccount transfers in the form of accumulation units. The number of units to be credited to each subaccount will be determined by dividing the net amount allocated to that subaccount by the unit value of the subaccount. In the case of the initial net purchase payment, units will be credited on the date we make an affirmative decision to issue this certificate. For additional payments, units will be credited as of the valuation period during which the purchase payment is received.

The amount of any Certificate Administrative Charge, or other applicable charges or partial surrender from the Variable Account
Certificate Value will reduce the number of units credited to the

PAGE 17
certificate in the variable subaccounts. A transfer out of a subaccount will reduce the number of units credited to the certificate in that subaccount while a transfer into a subaccount will increase the number of units.

Variable Account Accumulation Unit Value
The value of an accumulation unit for each of the variable subaccounts was arbitrarily set at $1 when the first mutual fund shares were bought. The value for any later valuation period is found as follows:

       The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same account for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor
The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

The net investment factor for any such account for any valuation period is determined by: dividing (1) by (2) and subtracting (3)
from the result.  This is done where:

(1)    is the sum of:

       a. the net asset value per share of the mutual fund held in the variable subaccount determined at the end of the current valuation period; plus

       b. the per share amount of any dividend or capital gain distribution made by the mutual fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

(2) is the net asset value per share of the mutual fund held in the variable subaccount, determined at the end of the last prior valuation period.

(3) is a factor representing the mortality and expense risk charge.

Mortality and Expense Risk Charge
In calculating accumulation unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to 1.00% of the daily net asset value. This deduction is made to compensate us for assuming the mortality and expense risks under certificates of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be: (1) made from each variable subaccount; and (2) computed on a daily basis.

PAGE 18
                       SURRENDER PROVISIONS

This section describes how you may obtain some or all of the value of your certificate other than through an Annuity Payment Plan.

Surrender
By written request and subject to the rules below you may:

1.     surrender this certificate for the total surrender value; or
2. partially surrender this certificate for a part of the surrender value.

Surrender Value
The surrender value at any time will be:

1.     the certificate value;
2.     minus any applicable premium tax.

Rules For Surrender
All surrenders will have the following conditions:

1. You must apply by written request or other method agreed to by us: (a) while the certificate is in force; and (b) prior to the earlier of the annuity start date or the death of the annuitant.

2. Unless we agree otherwise, you must surrender an amount equal to at least $100 or the certificate value, if less.

3. The amount surrendered, will normally be paid to you within seven days of the receipt of your written request and this certificate, if required. In accordance with state laws for surrenders from the fixed account, we have the right to defer payment to you for up to 6 months from the date we receive your request.

4. For partial surrenders, if you do not specify from which accounts the surrender is to be made, the surrender will be made from the variable subaccounts and fixed account in the same proportion as your interest in each bears to the certificate value.

Upon surrender for the full surrender value this certificate will terminate. We may require that you return the certificate to us before we pay the full surrender value.

Suspension or Delay in Payment of Surrender
We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.     When the New York Stock Exchange is closed; or
2.     When trading on the New York Stock Exchange is restricted;
       or
3. When an emergency exists as a result of which: (a) disposal of securities held in the variable subaccounts is not

PAGE 19
       reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the variable subaccounts; or
4.     During any other period when the Securities and Exchange
       Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

PAGE 20
                        ANNUITY PROVISIONS

This section describes using the certificate value as a source of guaranteed income and different ways to structure that income.

Settlement
When settlement occurs, the certificate value less any applicable premium taxes will be applied to make annuity payments under an Annuity Payment Plan. The first payment will be made as of the annuity start date. This date is shown under Certificate Data unless you have changed it. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this certificate for a supplemental contract or certificate which provides the annuity payments.

Change of Annuity Start Date
You may change the annuity start date shown for this certificate. Tell us the new date by written request. Any change must be received by us at least 30 days prior to the date being changed. However the annuity start date may not be later than the annuitant's 85th birthday. The annuity start date you select must be at least 30 days after we receive your written request.

Annuity Payment Plans
Subject to the terms of this certificate annuity payments will be made on a fixed dollar basis. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

       Plan A - This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

       Plan B - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten or fifteen years. You must select the guaranteed period.

       Plan C - This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

       Plan D - Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

       Plan E - (Installments for a specified period) This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

PAGE 21
By written request to us at least 3- days before the Annuity Start Date, you may select the Plan. If at least 30 days before the Annuity Start Date we have not received your written request to select a Plan, we will make payments according to Plan B with payments guaranteed for ten years.

If you select a Plan that has a payment amount that is the same as another Plan having a longer guarantee period, then the Plan with the longer guarantee period will be deemed to have been chosen.

If the amount to be applied to a Plan would not provide a monthly payment of at least $20, we have the right to make a lump sum payment of the certificate value.

Fixed Annuity
A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments after the first will never be less than the amount of the first payment. At settlement, the certificate value will be applied to the applicable Annuity Table. This will be done in accordance with the Payment Plan chosen. The amount payable for each $1,000 so applied is shown in Table of Settlement Rates on Page 13.

PAGE 22
TABLE OF SETTLEMENT RATES

Rates used for various Annuity Payment Plans.

The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Settlement Rates in effect on the annuity start date. Such rates are guaranteed to be not less than those shown in the table below. In addition, the amount of such fixed annuity payments will not be less than that which would be provided if a single premium immediate annuity certificate then offered by us to annuitants in the same class were to be purchased with the greater of: 1. the cash surrender value of the certificate; or 2. 95% of the accumulation value of the certificate. The amount of such annuity payments under Plans A, B, and C will depend upon the sex and adjusted age of the annuitant on the annuity start date. The amount of such annuity payments under Plan D will depend upon the sex and the adjusted age of the annuitant and joint annuitant on the annuity start date. Adjusted age shall be equal to the age nearest birthday minus an "adjustment" depending on the calendar year of birth of the annuitant as follows:

Calendar                             Calendar
Year of                              Year of
Annuitant's                          Annuitant's
Birth              Adjustment        Birth               Adjustment
Prior to 1920          0             1945 through 1949        6
1920 through 1924      1             1950 through 1959        7
1925 through 1929      2             1960 through 1969        8
1930 through 1934      3             1970 through 1979        9
1935 through 1939      4             1980 through 1989       10
1940 through 1944      5             After 1989              11

PAGE 23

                Dollar Amount of Each Monthly Annuity Payment Per $1,000 Applied

        PLAN A                   PLAN B                    PLAN C                           PLAN D - Joint and Survivor
                                                                                      Adjusted Age of Female Joint Annuitant
         Life      5 Years      10 Years      15 Years      With       Adj.
Adj.    Income     Certain       Certain      Certain      Refund      Male    10 Years     5 Years     Same    5 Years    10 years
Age*   M     F     M     F      M      F      M      F     M     F     Age*    Younger      Younger     Age      Older      Older
40     3.66  3.42  3.65  3.42   3.64   3.42   3.63   3.41  3.57  3.38   40      3.05         3.14       3.23     3.32       3.40
45     3.93  3.63  3.92  3.63   3.90   3.63   3.87   3.61  3.80  3.57   45      3.17         3.28       3.39     3.50       3.61
50     4.27  3.90  4.26  3.90   4.22   3.89   4.17   3.86  4.08  3.80   50      3.32         3.46       3.60     3.75       3.88
55     4.70  4.25  4.68  4.25   4.62   4.22   4.53   4.18  4.42  4.10   55      3.51         3.69       3.88     4.06       4.23
60     5.28  4.72  5.25  4.70   5.14   4.66   4.96   4.57  4.86  4.48   60      3.76         3.99       4.24     4.49       4.72
65     6.10  5.35  6.03  5.32   5.81   5.22   5.46   5.05  5.43  4.97   65      4.07         4.38       4.72     5.07       5.39
70     7.23  6.25  7.07  6.18   6.36   5.96   5.96   5.60  6.16  5.61   70      4.50         4.93       5.40     5.89       6.34
75     8.82  7.56  8.44  7.39   7.49   6.89   6.38   6.14  7.11  6.48   75      5.08         5.68       6.37     7.07       7.68
80    11.06  9.53  10.17 9.07   8.33   7.89   6.66   6.55  8.32  7.64   80      5.90         6.78       7.77     8.76       9.57
85    14.16  12.48 12.12 11.19  8.97   8.74   6.81   6.77  9.85  9.18   85      7.07         8.36       9.78     11.11      12.13
* Adjusted age of annuitant.  M=Male  F=Female

The table above is based on the "1983 Individual Annuitant Mortality Table A." assuming a 3% annual effective interest rate.
Settlement rates for any age, or any combination of age and sex not shown above, will be calculated on the same basis as those rates shown in the table above.  Such rates will be furnished by us upon request.  Amounts shown in the table below are based on assuming a 3% annual effective rate.


             PLAN E Dollar Amount of Each Monthly Annuity Payment Per $1,000 Applied



     Years          Monthly          Years            Monthly          Years          Monthly
     Payable        Payment          Payable          Payment          Payable        Payment
     10             $9.61              17             $6.23              24           $4.84
     11              8.86              18              5.96              25            4.71
     12              8.24              19              5.73              26            4.59
     13              7.71              20              5.51              27            4.47
     14              7.26              21              5.32              28            4.37
     15              6.87              22              5.15              29            4.27
     16              6.53              23              4.99              30            4.18

PAGE 24
GROUP DEFERRED ANNUITY CERTIFICATE



- Flexible purchase payments.
- Optional fixed dollar or variable accumulation values.
- Fixed dollar annuity payments to begin on the annuity start date.
- This certificate is nonparticipating.



American Centurion Life Insurance Company
P.O. Box 5550
Albany, NY  12205-0550